Sonendo, Inc. Reports Second Quarter 2023 Financial Results

LAGUNA HILLS, CA – August 9, 2023 – Sonendo, Inc. (“Sonendo”), a leading dental technology company and developer of the GentleWave® System, today reported financial results for the quarter ended June 30, 2023.

Recent Highlights

•
Total revenue of $11.0 million for the second quarter of 2023, representing growth of 5%, compared to prior year period
•
Procedure instrument revenue of $5.6 million for the second quarter of 2023, representing growth of approximately 16% compared to prior year period
•
Ending installed base as of June 30, 2023, was 1,040 units
•
On August 1, 2023, announced CleanFlowTM Procedure Instrument now indicated for use on anterior teeth

“As we reach the mid-point of 2023, I am encouraged by the progress we have made increasing adoption of CleanFlow, bringing assembly of our new GentleWave G4 console in-house, and the reception we are receiving from the general dentist community.” said Bjarne Bergheim, president and chief executive officer of Sonendo. “The recent announcement of CleanFlow use for anterior teeth marks an important milestone in our pathway to one procedure instrument, improving workflow and efficiencies for both our GentleWave Providers and internal production. Our focus remains steadfast in expanding the number of GentleWave Providers and making the GentleWave Procedure the standard of care for root canal therapy.”

Second Quarter 2023 Financial Results

Total Revenue was $11.0 million for the second quarter of 2023, an increase from $10.5 million for the second quarter of 2022. GentleWave console revenue was $2.2 million for the second quarter of 2023 and $2.7 million for the second quarter of 2022. Procedure instrument revenue was $5.6 million, an increase from $4.8 million for the second quarter of 2022. Other product releated revenue was $1.0 million for the second quarter of 2023 and $0.9 million for the second quarter of 2022. Software revenue was $2.3 million, an increase from $2.1 million for the second quarter of 2022.

Gross margin for the second quarter of 2023 was 10%, compared to 24% for the second quarter of 2022. During the second quarter of 2023, we recorded two charges relating to inventory, a $1.7 million charge due to reduced sales volumes of our legacy Gen3 console and a $1.2 million charge due to phasing out our legacy procedure instruments, the molar and anterior pre-molar as we move to the CleanFlow procedure instrument.

Total operating expenses for the second quarter of 2023 were $18.0 million, compared to $16.8 million for the second quarter of 2022.

Loss from operations was $17.0 million for the second quarter of 2023, compared to $14.3 million for the second quarter of 2022. Non-GAAP loss from operations was $14.4 million for the second quarter of 2023 compared to $11.9 million for the second quarter of 2022. Non-GAAP loss from operations excludes stock-based compensation expense, and depreciation and amortization expense.

Net loss was $17.7 million for the second quarter of 2023, compared to $15.1 million for the second quarter of 2022.

Cash and cash equivalents and short-term investments as of June 30, 2023 totaled $65.9 million, which included all of the $4.4 million payment of Employee Retention Credit ("ERC") recognized in other income in 2022.

2023 Financial Guidance

The Company expects total revenue for the third quarter of 2023 to be in the range of $10.2 million to $10.6 million and now anticipates total revenue for the full year of 2023 to be in the range of $44.0 million to $46.0 million.

Webcast and Conference Call Information

Sonendo will host a conference call to discuss the second quarter 2023 financial results after the market close on Wednesday, August 9, 2023 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (833) 470-1428 for domestic callers or (404) 975-4893 for international callers, using access code: 052150. Live audio of the webcast will be available on the “Investors” section of the company’s website at: https://investor.sonendo.com. The webcast will be archived and available for replay for at least 90 days after the event.

About Sonendo

Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo develops and manufactures the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave System can improve the workflow and economics of dental practices. Sonendo is also the parent company of TDO® Software, the developer of widely used endodontic practice management software solutions, designed to simplify practice workflow. TDO Software integrates practice management, imaging, referral reporting and CBCT imaging, and offers built-in communication with the GentleWave System.

For more information about Sonendo and the GentleWave System, please visit www.sonendo.com. To find a GentleWave doctor in your area, please visit www.gentlewave.com.

Forward Looking Statements

In addition to background and historical information, this press release contains “forward-looking statements” based on Sonendo’s current expectations, forecasts and beliefs including statements related to Sonendo’s 2023 financial guidance. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the degree of market acceptance of our products by dental practitioners and our ability to maintain strong working relationships with our customers, risks associated with manufacturing our products in large-scale commercial quantities, our dependence on third party suppliers, our ability to raise capital when needed, and our ability to comply with extensive government regulation and oversight. These and other risks and uncertainties include those described more fully in the company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission (SEC) on March 8, 2023 under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, as well as any reports that we may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to Sonendo as of the date hereof. Sonendo undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Sonendo’s views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Sonendo.

Use of Non-GAAP Financial Measures

Sonendo’ financial results are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release and the reconciliation tables included in the financial schedules below include non-GAAP loss from operations. Non-GAAP loss from operations exclude, as applicable, stock-based compensation expense and depreciation and amortization. Management believes that non-GAAP loss from operations is useful in helping identify the company’s core operating performance and enables management to consistently analyze the period-to-period financial performance of the core business operations. Management also believes that non-GAAP loss from operations, will enable investors to assess the company in the same way that management has historically assessed the company’s operating results against comparable companies with conventional accounting methodologies. The company’s definition of non-GAAP loss from operations has limitations as an analytical tool and may differ from other companies reporting similarly named measures. Non-GAAP measures should not be considered measures of financial performance under GAAP, and the items excluded from such non-GAAP measures should not be considered in isolation or as alternatives to financial statement data presented in the financial statements as an indicator of financial performance or liquidity. Non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results.

For a reconciliation of our non-GAAP loss from operations presented herein to GAAP loss from operations, the most directly comparable GAAP financial measure, please see “Reconciliation of GAAP to Non-GAAP Loss from Operations” in the financial schedules below.

Investor Contact:

Gilmartin Group

Greg Chodaczek

IR@Sonendo.com

SONENDO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,567	$17,665
Short-term investments	53,320	73,784
Accounts receivable, net	6,308	5,798
Inventory	13,161	15,462
Prepaid expenses and other current assets	1,854	8,397
Total current assets	87,210	121,106
Property and equipment, net	2,777	2,860
Operating lease right-of-use assets	3,619	2,455
Intangible assets, net	1,960	2,292
Goodwill	8,454	8,454
Other assets	118	118
Total assets	$104,138	$137,285
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,092	$4,438
Accrued expenses	4,235	5,357
Accrued compensation	2,690	3,616
Operating lease liabilities	1,290	1,114
Other current liabilities	2,038	2,191
Total current liabilities	11,345	16,716
Operating lease liabilities, net of current	2,132	1,095
Term loan, net of current	37,043	36,746
Other liabilities	574	773
Total liabilities	51,094	55,330
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized —10,000,000 shares; issued and outstanding - none	—	—
Common stock, $0.001 par value; authorized — 500,000,000 shares; issued and outstanding— 52,659,684 shares as of June 30, 2023 and 49,974,281 shares as of December 31, 2022	53	50
Additional paid-in-capital	455,176	451,060
Accumulated other comprehensive loss	(30)	(61)
Accumulated deficit	(402,155)	(369,094)
Total stockholders’ equity	53,044	81,955
Total liabilities and stockholders’ equity	$104,138	$137,285

SONENDO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Product revenue	$8,763	$8,442	$17,441	$15,645
Software revenue	2,280	2,105	4,326	3,935
Total revenue	11,043	10,547	21,767	19,580
Cost of sales	9,945	7,994	17,323	14,748
Gross profit	1,098	2,553	4,444	4,832
Operating expenses:
Selling, general and administrative	14,751	12,822	29,417	24,807
Research and development	3,298	4,018	6,792	8,868
Total operating expenses	18,049	16,840	36,209	33,675
Loss from operations	(16,951)	(14,287)	(31,765)	(28,843)
Other expense, net:
Interest and financing costs, net	(739)	(850)	(1,296)	(1,816)
Loss before income tax expense	(17,690)	(15,137)	(33,061)	(30,659)
Income tax expense	—	—	—	—
Net loss	$(17,690)	$(15,137)	$(33,061)	$(30,659)
Other comprehensive income (loss) (net of tax):
Unrealized (loss) gain on short-term investments	(25)	(42)	31	(42)
Comprehensive loss	$(17,715)	$(15,179)	$(33,030)	$(30,701)
Net loss per share – basic and diluted	$(0.19)	$(0.57)	$(0.35)	$(1.16)
Weighted-average shares outstanding – basic and diluted	93,684,289	26,468,515	93,538,676	26,437,058

SONENDO, INC.

RECONCILIATION OF GAAP TO NON-GAAP

LOSS FROM OPERATIONS

(In thousands)

	Three Months Ended		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP loss from operations	$16,951	$14,287	$31,765	$28,843
Adjustments:
Stock based compensation:
Included in cost of sales	(91)	(140)	(239)	(241)
Included in selling, general and administrative	(1,781)	(1,407)	(3,343)	(2,385)
Included in research and development	(187)	(407)	(419)	(722)
Depreciation and amortization	—
Included in cost of sales	(248)	(168)	(483)	(339)
Included in selling, general and administrative	(257)	(188)	(496)	(381)
Included in research and development	(31)	(41)	(62)	(89)
Non-GAAP loss from operations	$14,356	$11,936	$26,723	$24,686